Exhibit 10.3

Ocwen Financial Corporation
1661 Worthington Road, Suite 100
West Palm Beach, FL  33409

January 17, 2019

June C. Campbell

Dear June:

On behalf of Ocwen Financial Corporation, we are very excited to confirm our offer of employment to you as Executive Vice President, Chief Financial Officer reporting to the Chief Executive Officer. You are scheduled to start on March 4, 2019 subject to satisfactory completion of all contingencies outlined in this document. The details of your offer are set forth below.

Your compensation package will include a base salary of $425,000 annually, which will be $16,346 payable bi-weekly. This position includes an incentive compensation component with a target of $425,000 (actual payout based on company, business unit and individual performance). You will be eligible to receive incentive compensation beginning the 2019 service year. As an exempt employee, you are ineligible for overtime. All compensation is subject to applicable withholding taxes and deductions and is contingent upon your continued employment.

If you resign your current position at General Electric prior to the payout of your 2018 annual bonus, you will be eligible for a onetime bonus in the amount of $250,000, payable no later than 45 days following your official start date. In the event you resign from your position within the first twelve months following the bonus payment date, you will be required to reimburse the company for the total amount of that bonus.

In addition, and upon approval of the Compensation Committee of the Ocwen Board of Directors, we anticipate that you will be awarded the following, which shall be subject to the terms of Ocwen’s 2017 Performance Incentive Plan and the terms of the applicable award agreements:

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$72,000 in Options to purchase Shares of Common Stock – Quantity and Exercise Price to be based on the closing stock price on Grant Date (employment start date) - One-third (1/3) of the Options shall vest on each of the first three anniversaries of the Grant Date

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$53,000 in Restricted Stock Units (RSUs) - Quantity to be based on the closing stock price on Grant Date (employment start date) - 1/3 of the RSUs shall vest on each of the first three anniversaries of the Grant Date

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$125,000 in Performance Restricted Stock Units (Performance RSUs) – Quantity to be based on the closing stock price on Grant Date (employment start date) - the Performance RSUs subject to the grant will vest in accordance with both a Time-Based Vesting Schedule and a Performance-Based Vesting Date. Under the Time-Based Vesting Schedule, twenty-five percent (25%) of the Performance RSUs will vest on each of the first, second, third and fourth anniversaries of the Grant Date. Notwithstanding the foregoing, however, no portion of the Performance RSUs shall be considered vested prior to the Performance-Based Vesting Date. For these purposes, Performance-Based Vesting Date shall mean the first trading day (if any) on or before the fourth anniversary of the Grant Date on which the average of the closing stock price over a period of twenty (20) consecutive trading days equals or exceeds double the closing stock price on the Grant Date (employment start date).

As previously discussed, this position is contingent upon you relocating to West Palm Beach or another location to be determined. When the location is determined and the relocation occurs, the Company will pay the costs of relocating you in accordance with the Company’s relocation policy. In the interim, until the permanent location is determined and to accommodate a transition period of up to six months (the “Relocation Transition Period”), the Company will reimburse you for travel and housing expenses in accordance with the Company’s Renter Relocation Policy and the relocation policy Addendum which has been provided to you. The Relocation Transition Period may be extended beyond six months based on business needs and approval from the Senior Vice President of Human Resources.

You will be eligible to participate in the Ocwen Benefits Program on the first day of the month following completion of 30 days of continuous full-time employment. The Benefits Program includes medical, dental, vision, group term life, long term disability and accidental death and dismemberment, as well as other voluntary benefits such as term life and dependent life. Eligibility for the company’s 401(k) plan will begin after 30 days of service and company match after one year of service. We have enclosed a current summary of benefits and an insurance benefit booklet will be provided at the time of your enrollment.

Furthermore, to offset the cost of medical benefits from your start until Ocwen Coverage begins, Ocwen will reimburse you the difference between the cost of COBRA and your Ocwen withholdings from the first day of employment until the Ocwen coverage begins.

This offer and your acceptance are not to be construed as creating an employment contract for any definite period of time. In this regard, your employment is at-will. This means that just as you are free to leave your employment at any time, Ocwen reserves the right to terminate your employment at any time and for any reason, with or without cause or notice.

This offer and your acceptance are contingent upon our Company completing a satisfactory formal investigation of your background including a review of your employment history, consumer credit report and criminal record as well as speaking to your references and the executive assessment. This letter will also confirm that we will initiate your background investigation immediately.

You will also receive a Pre-Dispute Agreement and an Employee Intellectual Property Agreement for your execution through Adobe Sign. Please complete at your earliest convenience and prior to your assigned start date. If you have any questions, please contact Jose Sanz at jose.sanz@ocwen.com.

We are looking forward to having you work with us at Ocwen and are confident you will find your role challenging and rewarding.

Sincerely,

/s/ Edward G. Moran
Edward G. Moran
Senior Vice President, Human Resources